Exhibit 99.1

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336 (mobile)

Jaren.Madden@infi.com

http://www.infi.com

INFINITY REPORTS PRECLINICAL DATA AT ASH ANNUAL MEETING IN DIFFUSE LARGE B-CELL LYMPHOMA AND T-CELL ACUTE LYMPHOBLASTIC LEUKEMIA SUGGESTING BROAD POTENTIAL OF IPI-145 IN BLOOD CANCERS

– Early, Encouraging Phase 1 Data in Aggressive Non-Hodgkin Lymphoma Also Reported –

New Orleans, La. – December 7, 2013 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced new preclinical data showing the activity of IPI-145, its oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, in models of diffuse large B-cell lymphoma (DLBCL) and T-cell acute lymphoblastic leukemia (T-ALL), two difficult-to-treat hematologic malignancies (blood cancers) for which limited treatment options are available. Additionally, Phase 1 clinical data of IPI-145 in 14 patients with advanced aggressive non-Hodgkin lymphoma (aNHL) were reported, with early clinical activity observed in patients with DLBCL, Richter transformation and transformed follicular lymphoma. These findings were presented today at the 55th Annual Meeting of the American Society of Hematology Clinical Oncology (ASH).

“The preclinical data reported today, as well as early clinical data in aggressive non-Hodgkin lymphoma, further underscore the potential of IPI-145 to treat a broad range of blood cancers,” stated Julian Adams, Ph.D., president of R&D at Infinity. “IPI-145 has already shown clinical activity in indolent non-Hodgkin lymphoma and chronic lymphocytic leukemia, and we are advancing IPI-145 in late-stage development in these two indications. The preclinical data reported today are expanding our understanding of the mechanism of action of IPI-145 and the roles of PI3K-delta and PI3K-gamma, which will help inform further clinical development.”

Early Clinical Data in aNHL and Preclinical Data in DLBCL

Early Phase 1 data in aNHL and preclinical data in DLBCL were reported in the presentation “The potent PI3K-delta,gamma inhibitor, IPI-145, exhibits differential activity in diffuse large B-cell lymphoma (DLBCL) cell lines” (Abstract #1832). Phase 1 data in 14 patients with aNHL showed that IPI-145 led to a reduction in adenopathy (decrease in the size of lymph nodes) in three of eight patients with DLBCL and two of three patients with Richter transformation. A partial response in one of three patients with transformed follicular lymphoma was also reported. IPI-145 was generally well tolerated, and the majority of side effects were low grade, asymptomatic and transient. The most common ≥ Grade 3 side effects in these patients were neutropenia (32 percent), febrile neutropenia, diarrhea, fatigue, pneumonia, increased ALT/AST (two liver enzymes) and dyspnea (9 percent each).

Preclinical studies showed that treatment with IPI-145 suppressed PI3K signaling and cell growth in a subset of DLBCL cell lines. In several of these cells lines, treatment with IPI-145 and ibrutinib (a Bruton’s tyrosine kinase, or BTK, inhibitor) led to a synergistic suppression of cell growth, providing a potential rationale for exploring IPI-145 in combination with ibrutinib in DLBCL.

Preclinical Data in T-ALL

In the presentation “The potent PI3K-delta,gamma inhibitor, IPI-145, exhibits preclinical activity in murine and human T-cell acute lymphoblastic leukemia” (Abstract #1438), data from preclinical studies of IPI-145 tested in both human and rodent cell lines of T-ALL showed that treatment with IPI-145 inhibited the growth of a subset of T-ALL cells deficient for PTEN (a phosphatase and tumor suppressor gene). Treatment with IPI-145 led to a greater inhibition of T-ALL cell growth compared to treatment with molecules selective for only PI3K-delta or PI3K-gamma, providing a potential rationale for combined PI3K-delta and -gamma inhibition for the treatment of T-ALL.

In a separate press release issued today, Infinity reported updated Phase 1 data in patients with indolent non-Hodgkin lymphoma (iNHL) which showed that IPI-145 was clinically active, with an overall response rate of 73 percent (11 of 15 evaluable patients) and a 20 percent complete response rate (3 of 15 patients). Eight patients (53 percent) remain progression-free for over one year. Additionally, translational data showed that IPI-145 affects key signaling molecules in the tumor microenvironment, providing a potential mechanistic rationale for the clinical activity of IPI-145 observed in patients with iNHL and chronic lymphocytic leukemia (CLL).

The posters presented at the 55th Annual Meeting of ASH are available in the Publications Archive on Infinity’s website http://www.infi.com/product-candidates-publications.asp.

About the Development of IPI-145 for the Treatment of Blood Cancers

Infinity is developing IPI-145, an oral inhibitor of Class I PI3K-delta,gamma. The PI3Ks are a family of enzymes involved in multiple cellular functions, including cell proliferation and survival, cell differentiation, cell migration and immunity. The PI3K-delta,gamma isoforms are preferentially expressed in leukocytes (white blood cells), where they have distinct and mostly non-overlapping roles in immune cell development and function. Targeting PI3K-delta and PI3K-gamma may provide multiple opportunities to develop differentiated therapies for the treatment of hematologic malignancies as well as inflammatory diseases.

Infinity has launched DUETTS, a worldwide investigation of IPI-145 in blood cancers. As part of the DUETTS program, Infinity is currently enrolling patients in DYNAMO, a Phase 2 monotherapy study designed to evaluate the safety and efficacy of IPI-145 in patients with refractory indolent non-Hodgkin lymphoma (iNHL) (ClinicalTrials.gov Identifier NCT01882803), and DUO, a Phase 3 monotherapy study designed to evaluate the safety and efficacy of IPI-145 in patients with relapsed/refractory chronic lymphocytic leukemia (CLL) (ClinicalTrials.gov Identifier NCT02004522).

An investigator-sponsored Phase 1b, open-label study of IPI-145 in patients with B-cell NHL, CLL and T-cell lymphoma in combination with rituximab (a monoclonal antibody therapy), bendamustine (a chemotherapy) or both rituximab and bendamustine is also open for enrollment (NCT01871675).

Additionally, a Phase 1 study of IPI-145 in patients with advanced blood cancers is ongoing (NCT01476657).

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: its ability to execute on its strategic plans; the therapeutic potential of PI3K inhibition and IPI-145; and the potential rationale of investigating IPI-145 in additional indications and combinations therapies. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 7, 2013, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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